CHICAGO PROPERTIES
Combined Financial Statements
December 31, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Chicago Properties

In our opinion, the accompanying combined balance sheets of the properties known as the Chicago Properties as of December 31, 2007, and the related combined statement of revenues, expenses and members’ deficit, and cash flows for the year ended December 31, 2007 present fairly, in all material respects, the financial position of Chicago Properties at December 31, 2007 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Properties’ management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Chicago Properties is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, management has elected to change its policy for reporting residual assets for properties sold in 2007.

/s/ Tauber & Balser, P.C..
Atlanta, Georgia
March 24, 2008

CHICAGO PROPERTIES
COMBINED BALANCE SHEETS
DECEMBER 31, 2008 AND 2007
 ($ IN THOUSANDS)

	(Not Covered By Auditors Report)
	December 31, 2008	December 31, 2007

ASSETS
Investments in real estate, at cost
Land	$35,273	$37,735
Buildings and improvements	177,955	173,905
Construction in progress	29	21
	213,257	211,661
Less: Accumulated depreciation	(45,871)	(42,906)
Investments in real estate, net	167,386	168,755

Cash	3,371	3,290
Restricted cash	6,654	7,858
Tenant receivable, net of allowance of $4,639 and $4,275,
respectively	547	507
Deferred rent receivable	10,943	10,944
Lease commissions and loan fees, net	11,894	10,947
Lease intangibles, net	7,101	9,986
Prepaid expenses	554	588
Other assets	31	85
TOTAL ASSETS	$208,481	$212,960

LIABILITIES AND MEMBERS' DEFICIT
Mortgages & other notes payable	$285,524	$278,868
Accounts payable and accrued expenses	17,815	18,756
Below market lease intangibles, net	3,949	6,569
Tenant security deposits and advanced rental deposits	2,717	2,834
TOTAL LIABILITIES	310,005	307,027

MEMBERS' DEFICIT	(101,524)	(94,067)

TOTAL LIABILITIES AND MEMBERS' DEFICIT	$208,481	$212,960

See independent auditors’ report and accompanying notes to the financial statements.

CHICAGO PROPERTIES
COMBINED STATEMENTS OF REVENUES, EXPENSES AND MEMBERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
($ IN THOUSANDS)

	(Not Covered by		(Not Covered by
	Auditor's Report)		Auditor's Report)
	2008	2007	2006

RENTAL INCOME AND FEES	$62,635	$60,255	$53,479

OPERATING EXPENSES
Interest expense	18,154	17,873	14,827
Real estate taxes	10,339	9,909	9,391
Depreciation	8,345	7,616	6,091
Amortization	5,081	4,577	4,307
Management fees	2,797	2,724	2,457
Property operating expense	26,529	24,940	26,782
	71,245	67,639	63,855

OPERATING LOSS	(8,610)	(7,384)	(10,376)

Interest income	55	96	80

Loss from continuing operations	(8,555)	(7,288)	(10,296)

DISCONTINUED OPERATIONS
Loss from discontinued operations	(1,515)	(2,997)	(2,423)
Gain on sale of properties	13,777	37,823	23,939
Income from discontinued operations	12,262	34,826	21,516

NET INCOME	3,707	27,538	11,220

MEMBERS' DEFICIT, BEGINNING OF PERIOD	(94,067)	(100,297)	(101,016)
CURRENT YEAR CONTRIBUTIONS OF CAPITAL	2,132	4,746	938
DISTRIBUTIONS	(13,296)	(26,054)	(11,439)

MEMBERS' DEFICIT, END OF PERIOD	$(101,524)	$(94,067)	$(100,297)

See independent auditors’ report and accompanying notes to the financial statements.

CHICAGO PROPERTIES
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
($ IN THOUSANDS)

	(Not Covered by		(Not Covered by
	Auditor's Report)		Auditor's Report)
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,707	$27,538	$11,220
Adjustments:
Depreciation	8,550	8,554	8,650
Amortization	5,150	5,975	5,559
Bad debt expense (recovery)	364	(637)	2,196
Gain on sale of properties	(13,777)	(37,823)	(23,939)
Changes in assets and liabilities net of effects of property additions and deletions:
Tenant receivables	(404)	175	396
Deferred rent receivable	1	(233)	167
Lease commissions	(4,776)	(7,624)	(6,318)
Prepaid expenses	34	(184)	(52)
Other assets	54	965	(977)
Accounts payable and accrued expenses	(941)	561	958
Tenant security deposits and advanced rental deposits	(117)	(1,407)	(1,126)
Net cash used in operating activities	(2,155)	(4,140)	(3,266)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments in real estate	(19,221)	(37,895)	(14,828)
Proceeds from sale of properties	25,499	47,819	33,987
Decrease(increase) in restricted cash	1,204	(2,367)	156
Net cash provided by investing activities	7,482	7,557	19,315

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgages and notes payable	66,903	94,465	30,659
Principal payments on mortgage payable	(60,247)	(75,144)	(37,257)
Payment of loan fees	(738)	(1)	(264)
Contributions from members	2,132	4,746	938
Distributions to members	(13,296)	(26,054)	(11,439)
Net cash used in financing activities	(5,246)	(1,988)	(17,363)

NET INCREASE(DECREASE) IN CASH	81	1,429	(1,314)

OPERATING CASH, BEGINNING OF YEAR	3,290	1,861	3,175

OPERATING CASH, END OF YEAR	$3,371	$3,290	$1,861

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid for interest	$18,395	$19,342	$17,331

See independent auditors’ report and accompanying notes to the financial statements.

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended December 31, 2008 and December 31, 2006 not covered by Auditor’s Report)

NOTE A - ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements include the operations of 23 properties for the year ended December 31, 2008 and 24 properties for the year ended December 31, 2007.  One property was acquired and two properties were sold during 2008.  One property was acquired and two properties were sold during 2007.  The 21 properties owned as of December 31, 2008 contain approximately 3,388,000 square feet, substantially all of which are located in the Chicago metropolitan and suburban area (the “Chicago Properties”).  The individual entities are combined on the basis of common ownership and management.  All intercompany balances and transactions have been eliminated.  The carrying values of the assets are at historical cost.

On April 19, 2005, FT-MARC Loan LLC, a wholly-owned subsidiary of Winthrop Realty Trust (the “Trust”), made convertible mezzanine loans (the "Loans") to 22 non-affiliated third party borrowers in the aggregate amount of $69,326,000 ($48,593,000 balance outstanding at December 31, 2008).  Each of the borrowers is owned primarily by the principals of Marc Realty, a Chicago-based real estate company.  Each of the Loans is secured by the applicable borrower's ownership interest in a limited liability company, which we refer to as a Property Owner, which in turn owns an office building/complex.   One Loan is further secured by a second mortgage directly on the Property. Each borrower holds a 100% interest in the Property Owner other than with respect to two properties, in which the borrower holds a 75% interest in the Property Owner and one property in which the borrower holds a 90% interest in the Property Owner. Each of the Loans bears interest at 7.65%, matures on April 18, 2012 and requires monthly payments of interest only. The amount advanced under each Loan together with the equity investment, as described below, was equal to 49% of the difference between the agreed upon value of the property and the existing debt encumbering the property. The Loans may be converted into an equity interest in the applicable borrower after one year at the request of the Trust or three years at the option of the borrower.  No such conversions have been made.

On February 21, 2006, the Trust made a loan in the amount of $1,484,000 with respect to an additional property located at 900 Ridgebrook, North Brooke, Illinois on the same terms as the Loans except that the amount advanced under the Loans together with the equity investment, as described below, was equal to 60% of the difference between the agreed upon value of the property and the existing debt encumbering the property.

On December 28, 2006, the Trust made a loan in the amount of $351,000 with respect to an additional property located at 2860 River Road, Des Plaines, Illinois. The amount advanced under the loan together with the equity investment, as described below, was equal to 60% of the difference between the agreed upon value of the property and the existing debt encumbering the property.  The loan bears interest at 8.50%, matures on December 28, 2013 and requires monthly payments of interest only.

On June 20, 2007, the Trust made a loan in the amount of $17,669,000 with respect to an additional property located at 180 North Michigan Avenue, Chicago, Illinois. The loan is secured by a first mortgage on the property, bears interest at 7.32%, requires monthly payments of interest only and matures on June 20, 2008.  On March 27, 2008, the property securing this loan was refinanced and the loan from the Trust was repaid in full.  On April 14, 2008, the Trust made a new loan in the amount of $3,825,000 with respect to this property.  The amount advanced under the loan, together with the equity investment, as described below, was equal to 70% of the difference between the agreed upon value of the property and the existing debt encumbering the property.  The loan bears interest at 8.50%, matures on April 18, 2012 and requires monthly payments of interest only.

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended December 31, 2008 and December 31, 2006 not covered by Auditor’s Report)

NOTE A - ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

On July 7, 2008, the Trust made a loan in the amount of $1,023,750 with respect to an additional property located at 180 North Wacker Dr., Chicago, Illinois. The amount advanced under the loan together with the equity investment, as described below, was equal to 42% of the difference between the agreed upon value of the property and the existing debt encumbering the property.  The loan bears interest at 8.50%, matures on April 18, 2012 and requires monthly payments of interest only.

As part of the above transactions, the Trust acquired an equity interest in each of the borrowers in the form of Class B equity.  The original owners maintained a Class A interest in the properties which receive the net income or loss from the properties after the mezzanine and tenant improvement loans have been serviced. The Class B equity interest entitles the Trust to participate in capital proceeds derived from the sale or refinancing of the applicable property to the extent such proceeds generate amounts sufficient to fully satisfy all of the debt encumbering the property, including the Trust’s loan and a return to the borrower of its deemed equity plus a 7.65% or 8.50% return thereon as applicable. The agreement between the Trust and Marc Realty related to the Chicago Properties will terminate April 19, 2025.

In addition, in connection with the original Marc Realty transaction both the Trust and Marc Realty each committed to provide up to $7,350,000 in additional financing to cover the costs of tenant improvements and capital expenditures at the Chicago Properties.  During 2007, advances in excess of the $7,350,000 commitments were required.  Accordingly, although neither the Trust nor Marc Realty has committed to provide additional advances, at December 31, 2008 together the Trust and Marc Realty had advanced a total of approximately $33,797,000.  The advances bear interest of 8.50% per annum, mature seven years from the date of the advance and are secured by a subordinate loan on the applicable property.

The Trust elected to redeem its Class B interest in two properties on September 12 and 13, 2006 for $450,000 and the properties were subsequently sold on September 14 and 15, 2006 for $19,800,000.

The Trust also elected to redeem its Class B interest in two additional properties on November 22, 2006, one for $630,000 and the other for $0, and the properties were subsequently sold on December 7 and 14, 2006 for $29,125,000.

During 2007, the Trust elected to redeem its Class B interest in two properties.  On February 13, 2007, the Trust redeemed its interest in one property for $4,919,000 and the property was subsequently sold on February 14, 2007 for $34,000,000.  On September 10, 2007, the Trust redeemed its interest in one property for $1,614,000 and the property was subsequently sold on September 11, 2007 for $22,650,000.

During 2008 two additional properties were sold.  The property located at 600 West Jackson was sold for $14,500,000 under an installment agreement initiated January 2, 2008 and the sale was consummated June 12, 2008.  On March 20, 2009 the property located at 999 East Touhy Avenue, Des Plaines, Illinois was sold for $11,600,000.

The Trust also has the right to co-invest in all other office properties acquired by Marc Realty and their affiliates in the Chicago, Illinois metropolitan and suburban areas.

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended December 31, 2008 and December 31, 2006 not covered by Auditor’s Report)

NOTE A - ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Chicago Properties included assets and liabilities of properties for which the assets of the properties were sold in its December 31, 2006 balance sheet.  Management determined that a change in accounting entity was appropriate during 2007 in order to better represent the assets and liabilities of the properties for which the loans are outstanding.  Going forward, when properties are sold any remaining assets and liabilities in the underlying entity which held the property will be removed from the financial statements presented.  As such, these combined financial statements reflect the financial position, results of operations and cash flows if the remaining assets and underlying entity which held the property were removed upon sale of the property during 2006.  The effect of the change was to decrease 2006 assets by $10,760,000 and to decrease liabilities and members’ deficit by $389,000 and $10,371,000, respectively.  The change had no effect on 2006 income.  The change had the following effect on the 2006 balance sheet:

Cash	$(590)
Restricted Cash	$(9,673)
Tenant Receivable	$(497)
Accounts payable and accrued expenses	$(373)
Tenant security deposits and advanced rental deposits	$(16)

Members’ deficit	$(10,371)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments in Real Estate

Real estate assets are stated at cost.  Expenditures for repairs and maintenance are expensed as incurred.  Significant renovations that extend the useful life of the properties are capitalized.  Depreciation for financial reporting purposes is computed using the straight-line method.  Buildings and building improvements are depreciated over their estimated useful lives of 5 to 39 years based on the property’s age, overall physical condition, type of construction materials and intended use.  Tenant improvements, which amounted to $44,018,000 and $43,495,000 at December 31, 2008 and 2007, respectively, are depreciated over the term of the lease of the tenant.

Cash

Cash balances are maintained with financial institutions and at times may be in excess of the FDIC insurance limit.  Restricted cash consists of real estate tax reserves, various deposits and construction reserves.

Tenant Receivables

Tenant receivables are stated at the amount that management expects to collect.  Management evaluates accounts receivable for each property to provide an allowance for uncollectible amounts at the time payment becomes unlikely.  The estimate is based on the history of tenant payment experience, tenant creditworthiness and a review of current economic developments.

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended December 31, 2008 and December 31, 2006 not covered by Auditor’s Report)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Lease commissions and loan fees

Lease commissions and loan fees are capitalized and amortized over the periods to which the underlying loan is outstanding or the lease is in effect. Amortization expense related to lease commissions and loan costs was $3,141,000, $3,284,000 and $2,243,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

Revenue Recognition

The Trust accounts for its leases with tenants as operating leases with rental revenue recognized on a straight-line basis from the later of the date of the commencement of the lease or the date of acquisition of the property subject to existing leases, which averages minimum rents over the terms of the leases.  The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as deferred rent receivable on the accompanying balance sheets.  Accordingly, deferred rent receivables are recorded from tenants for the amount that is expected to be collected over the lease term rather than currently.  When a property is acquired, the term of existing leases is considered to commence as of the acquisition date.

Property Operating Expense

Property operating expense consists of direct expenses of the underlying properties which include utilities, insurance, repairs and maintenance, security and safety, cleaning, bad debt expense, and other expenses.

Income Taxes

No provision for income taxes is reflected in the accompanying financial statements since income taxes are assessed at the individual member level.

Fair Value of Financial Instruments

The carrying amounts for cash, restricted cash, tenant receivables, accounts payable and accrued expenses approximate fair value as they are short-term in nature.  Chicago Properties estimates the fair value of the mortgages and other notes payable exceeded its carrying value by $828,000 at December 31, 2008 and  approximated the carrying value at December 31, 2007.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities.  Actual results could differ from those estimates.

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended December 31, 2008 and December 31, 2006 not covered by Auditor’s Report)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reclassifications

Certain amounts in the prior years’ financial statements have been reclassified to conform to the current year presentation. We reclassified $1,372,000 from accounts payable and accrued expenses to below market lease intangibles for December 31, 2007. In addition, the accounts payable and accrued expenses and the purchase of investments of real estate on the statement of cash flows were revised accordingly. We also reclassified $1,350,000 from purchase of investments of real estate to lease commissions on the statement of cash flows.  For all reclassifications made, cash provided by investing activities decreased, and cash used in operating activities decreased, by $22,000, respectively.

The results of operations from the properties disposed of in 2007 and 2006 and the related gain on disposition have been reclassified in Combined Statements of Revenues, Expenses, and Members’ Deficit for 2007 and 2006 as discontinued operations.

NOTE C – LEASE INTANGIBLES

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land, building and improvements and fixtures and equipment based on management's determination of the relative fair values of these assets.  Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods, current market conditions and costs to execute similar leases.  In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand.  Management also estimates costs to execute similar leases including leasing commissions.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market, below-market and in-place lease values are recorded based on the difference between the current in-place lease rent and a management estimate of current market rents.  Above-market lease intangibles are recorded as assets and below-market lease intangibles are recorded as liabilities and both are amortized into rental revenue over the non-cancelable periods of the respective leases.  In-place lease values are recorded as part of intangible assets and charged to amortization expense over the non-cancelable portion of the respective leases.  Any capitalized lease incentives are also included as a lease intangible on the balance sheet and are amortized to rental revenue over the non-cancelable portion of the respective leases.

The gross amount allocated to the acquired in-place leases was $17,331,000 and $17,438,000 as of December 31, 2008 and 2007, respectively.  The accumulated amortization as of December 31, 2008 and 2007 was $11,972,000 and $10,814,000.  The gross amount allocated to the above-market leases was $1,555,000 and $1,493,000 as of December 31, 2008 and 2007, respectively.  The accumulated amortization as of December 31, 2008 and 2007 was $1,393,000 and $1,244,000, respectively.  The gross amount allocated to lease incentives was $1,863,000 and $911,000 as of December 31, 2008 and 2007, respectively.  Accumulated amortization on the lease incentives was $283,000 and $101,000 as of December 31, 2008 and 2007, respectively.

The estimated future amortization of lease intangible assets by year is as follows ($ in thousands):
	Amortization	Revenue	Total

2009	$1,695	$153	$1,848
2010	1,249	243	1,492
2011	1,000	223	1,223
2012	609	208	817
2013	317	200	517
Thereafter	489	715	1,204
Total	$5,359	$1,742	$7,101

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended December 31, 2008 and December 31, 2006 not covered by Auditor’s Report)

NOTE C – LEASE INTANGIBLES (CONTINUED)

The gross amount allocated to the below-market leases was $8,312,000 and $7,918,000 as of December 31, 2008 and 2007, respectively.  The accumulated amortization as of December 31, 2008 and 2007 was $4,363,000 and $2,616,000, respectively.

The estimated future amortization of lease intangible liabilities by year is as follows ($ in thousands):

2009	$1,167
2010	854
2011	685
2012	419
2013	264
Thereafter	560
Total	$3,949

NOTE D – RENTAL REVENUES

Rental revenues are obtained from tenant operating leases. The leases mature on various dates from January 31, 2009 to June 30, 2036.  Future minimum base rental payments during the non-cancellable terms of all tenant operating leases as of December 31, 2008 are as follows ($ in thousands):

2009	$51,493
2010	43,309
2011	36,000
2012	28,971
2013	20,873
Thereafter	69,807
Total	$250,453

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended December 31, 2008 and December 31, 2006 not covered by Auditor’s Report)

NOTE E – MORTGAGES & OTHER NOTES PAYABLE

Mortgages and other notes payable consisted of the following ($ in thousands):

	December 31, 2008	December 31, 2007

Mortgage notes payable, stated interest rates ranging from 5.2% to 8.18%, various maturities from May 22, 2009 through December 31, 2017, secured by land and buildings	$190,717	$187,574

FT-Marc Loans, bearing interest at 7.65% and 8.50%, monthly interest only payments, various maturities from April 18, 2012 to December 28, 2013, secured by borrower’s interest in the LLC	57,010	55,577

Wraparound mortgages with NW Loan, LLC, an affiliate of Marc Realty, variable interest rate with a floor of 5.5% and a ceiling of 6.5%, maturing monthly interest only payments, secured by the land and buildings, April 30, 2009	4,000	11,010

Tenant improvement and capital expenditure loans from FT-Marc Loan, bearing interest at 8.5%, monthly interest only payments, various maturities from July 27, 2012 to December 24, 2015.	33,797	24,707

Total	$285,524	$278,868

Required principal payments for the next five years and in total thereafter are as follows ($ in thousands):

2009	$24,693
2010	26,424
2011	49,966
2012	69,449
2013	15,994
Thereafter	98,998
Total	$285,524

The property located in Lansing, Michigan has a loan maturity default, and mortgage sale proceedings have been initiated.  It is possible that this property could be lost through foreclosure.

NOTE F - RELATED PARTY TRANSACTIONS

The Properties are managed by Marc Realty.  The management fee is equal to 5% of rental revenue, expense recoveries and other miscellaneous charges paid by tenants.  Total fees incurred were $2,839,000 for 2008, $3,042,000 for 2007 and $3,163,000 for 2006.

CHICAGO PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information for the Periods Ended December 31, 2008 and December 31, 2006 not covered by Auditor’s Report)

NOTE F - RELATED PARTY TRANSACTIONS (CONTINUED)

Marc Realty also receives a fee for construction management services of 8% for the first $250,000 of construction costs incurred during the applicable Chicago Properties owner’s fiscal year, 7% for the next $750,000 of costs and 6% for costs over $1,000,000.  Construction management fees were $896,000 for 2008, $1,268,000 for 2007 and $494,000 for 2006.

Marc Realty was reimbursed for all reasonable expenses incurred in carrying out the Chicago Properties’ operating activities under the terms of the management agreement.  The Chicago Properties paid reimbursements for payroll and overhead expenses of approximately $3,229,000 for 2008, $3,117,000 for 2007 and $3,511,000 for 2006.

Marc Realty also receives lease commissions for new leases signed and tenant lease renewals.  The commissions are based on the square footage rented for office leases and on a percentage of the average annual rent for retail leases.  These amounts are capitalized and were included in lease commissions and loan fees at December 31, 2008 and 2007.  Marc Realty receives lease administration fees of up to $1,500 per renewal of a lease and $5,000 per new lease rental to cover its internal legal expenses.  Lease administration fees were $1,113,000 for 2008, $1,352,000 for 2007 and $854,000 for 2006.

The Chicago Properties owed Marc Realty approximately $1,217,000 and $1,685,000 at December 31, 2008 and 2007, respectively, for expenses paid by Marc Realty on their behalf.  This amount is included in accounts payable.

NOTE G – GAIN ON SALE OF PROPERTIES

The land, buildings and associated improvements were sold for two properties in 2008, for two properties in 2007 and for four properties in 2006.  A gain was recorded as follows:

	2008	2007	2006

Sales price of land, buildings and associated improvements	$26,100,000	$56,650,000	$48,925,000
Closing costs, credits and prorations associated with sales	(601,000)	(8,831,000)	(14,938,000)
Net book value of land, building and associated improvements	(11,722,000)	(9,996,000)	(10,048,000)

Gain on sale of properties	$13,777,000	$37,823,000	$23,939,000

NOTE H - LITIGATION

The Chicago Properties are exposed to various risks of loss related to torts, theft, damage to and destruction of assets, errors and omissions and natural disasters for which the Chicago Properties carry commercial insurance. The Chicago Properties are a party to certain legal proceedings arising in the ordinary course of its business. Marc Realty, after consulting with legal counsel, currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the Chicago Properties’ financial position or results of operations.